EXHIBIT NO. 10 (40)
COMMUTATION AND RELEASE AGREEMENT
This Commutation and Release Agreement (hereinafter the “Commutation Agreement”) is entered into by and between Continental Casualty Company (hereinafter the “Company”) of the one part and Western Surety Company (hereinafter the “Reinsurer”) of the other part, effective as of June 30, 2009.
WHEREAS:
A.	The Reinsurer and the Company have entered into the following reinsurance agreements as respects surety business:
1.	Surety Quota Share Treaty, effective October 1, 1997

2.	Surety Quota Share Treaty, effective January 1, 2002

3.	Surety Quota Share Treaty, effective October 1, 2002

4.	Surety Quota Share Treaty, effective January 1, 2004

5.	Surety Quota Share Treaty, effective January 1, 2005

6.	Surety Quota Share Treaty, effective January 1, 2006

7.	Surety Quota Share Treaty, effective January 1, 2007

8.	Surety Quota Share Treaty, effective January 1, 2008

9.	Surety Quota Share Treaty, effective January 1, 2009
Included in the surety business ceded to these reinsurance agreements are certain bonds issued for the principal Dick Corporation (collectively hereinafter the “Reinsurance Agreements as respects Surety Business for the Dick Corporation”); and
B.	the Reinsurer assumes the Surety Business for the Dick Corporation under the above named reinsurance agreements which the Company then assumes pursuant to the Surety Excess of Loss Reinsurance Contract as Respects Only Surety Business for the Dick Corporation, effective January 1, 2005 (the “Excess of Loss Contract”). The Reinsurer’s retention under the Excess of Loss Contract is $60,000,000 under which the Reinsurer has to date retained the amount of $58,206,033. Simultaneously with the execution of this Commutation Agreement, the Company and the Reinsurer shall terminate the Excess of Loss Contract; and

C.	the Company and the Reinsurer desire to fully and finally settle and commute all past, present and future liabilities and obligations known and unknown of the Company and the Reinsurer under, arising out of, or in any way related to the Reinsurance Agreements as respects Surety Business for the Dick Corporation; and

D.	the Reinsurer has agreed to pay and the Company has agreed to accept in full and final satisfaction of the Reinsurer’s past, present and future liability under the Reinsurance Agreements as respects Surety Business for the Dick Corporation, the Commutation Amount, being the difference between the Reinsurer’s retention under the Excess of Loss Contract ($60,000,000) and the actual amount retained to date by the Reinsurer under the Excess of Loss Contract ($58,206,033) which equals $1,793,967);

NOW THEREFORE, it is agreed by and between the Reinsurer and the Company that:
1.	In consideration of the payment, within five days of the execution of this Commutation Agreement, by the Reinsurer to the Company of the Commutation Amount, being $1,793,967, the Company shall release and discharge the Reinsurer, its predecessors, parents, affiliates, subsidiaries, agents, past, present and future officers, directors, employees, consultants, shareholders, attorneys, agents, administrators, successors, assigns and receivers from any and all past, present and future liabilities and obligations, whether known or unknown, reported or unreported, and whether currently existing or arising in the future, including but not limited to, all claims, obligations, offsets, debts, demands, actions, causes of actions, suits, sums of money, covenants, contracts, controversies, agreements, reckonings, bonds, bills, promises, damages, omissions, judgments, arbitrations, mediations, costs, expenses, losses, adjustments, accounts, executions, representations and warranties whatsoever, which the Company and their successors and assigns ever had, now have, or hereafter may have, whether grounded in law or equity, in contract or in tort, against the Reinsurer or any of them by reason of any matter whatsoever under, arising out of, or in any way related to the Reinsurance Agreements as respects Surety Business for the Dick Corporation, it being the intention of the parties that this release operate as a full and final settlement of the Reinsurer’s past, current and future liabilities and obligations, whether known or unknown, to the Company under, arising out of or in any way related to the Reinsurance Agreements as respects Surety Business for the Dick Corporation.

2.	The Company shall accept the Commutation Amount in full and final settlement of any and all amounts due by the Reinsurer to the Company under, arising out of, or in any way related to the Reinsurance Agreements as respects Surety Business for the Dick Corporation.

3.	Effective on the same date on which the Company shall release the Reinsurer as provided for in Section 1 above, the Reinsurer shall release and discharge the Company, its predecessors, parents, affiliates, subsidiaries, agents, past, present and future officers, directors, employees, consultants, shareholders, attorneys, agents, administrators, successors, assigns and receivers from any and all past, present and future liabilities and obligations, whether known or unknown, reported or unreported, and whether currently existing or arising in the future, including but not limited to, all claims, obligations, offsets, debts, demands, actions, causes of actions, suits, sums of money, covenants, contracts, controversies, agreements, reckonings, bonds, bills, promises, damages, omissions, judgments, arbitrations, mediations, costs, expenses, losses, adjustments, accounts, executions, representations and warranties whatsoever, which the Reinsurer and its successors and assigns ever had, now have or hereafter may have, whether grounded in law or equity, in contract or in tort, against the Company or any of them by reason of any matter whatsoever under, arising out of, or in any way related to the Reinsurance Agreements as respects Surety Business for the Dick Corporation, it being the intention of the parties that this release operate as a full and final settlement of the Company’s past, current and future liabilities and obligations, whether known or unknown, to the Reinsurer under, arising out of, or in any way related to the Reinsurance Agreements as respects Surety Business for the Dick Corporation.

4.	The rights, duties and obligations set forth in this Commutation Agreement shall inure to the benefit of and be binding upon any and all predecessors, parents, affiliates, subsidiaries, agents, past, present and future officers, directors, employees, consultants, shareholders, attorneys, agents, administrators, successors, assigns and receivers of the parties hereto.
5.	The parties hereto expressly warrant and represent that they are corporations in good standing in their respective places of domicile; that the execution, delivery and performance of this Commutation Agreement is fully authorized by each of them; that the making and performance of this Commutation Agreement shall not violate any provisions of law or of their respective articles of incorporation or bylaws; that the person or persons executing this Commutation Agreement have the necessary and appropriate authority to do so; that there are no pending agreements, transactions, or negotiations to which any of them are a party that would render this Commutation Agreement or any part thereof void, voidable, or unenforceable; that it is the sole owner of any and all rights of the respective party under the Reinsurance Agreements as respects Surety Business for the Dick Corporation and that no claim being released hereunder has been assigned, ceded, sold or otherwise transferred (or is subject to any understanding to take any such action) to any person or entity; and that no authorization, consent or approval of any government entity or other person or entity is required to make this Commutation Agreement valid and binding upon them.

6.	This Commutation Agreement shall be interpreted under and governed by the laws of Illinois.

7.	In the event that there is a dispute between or among the parties arising under or related to this Commutation Agreement, each party agrees that any legal proceeding shall be instituted only in the United States District Court for the Northern District of Illinois. Each party irrevocably consents to the exclusive jurisdiction and venue of such court and agrees that service of the complaint or other process may be made as provided in the applicable rules of court. The Company hereby agrees to waive any and all requirements, whether arising under any statutes, rules, regulations or otherwise, which would have the effect of requiring the Reinsurer to post or otherwise deposit or obtain any bond, security or monies in order to participate in any legal proceeding.

8.	The Company and the Reinsurer hereby agree to execute promptly any and all supplemental agreements, releases, affidavits, waivers and other documents of any nature or kind which the other party may reasonably require in order to implement the provisions or objectives of this Commutation Agreement.

9.	This Commutation Agreement may be executed in multiple counterparts, each of which, when so executed and delivered shall be an original, but such counterparts shall together constitute one and the same instrument and agreement.

10.	This Commutation Agreement contains the entire agreement between the parties as respects its subject matter. All discussions and agreements previously entertained between the parties concerning the subject hereto are merged into this Commutation Agreement. This Commutation Agreement may not be modified or amended, nor any of its provisions waived, except by an instrument in writing, signed by each of the parties hereunder.

11.	This Commutation Agreement and any of its rights and obligations may not be assigned in whole or in part.

12.	As used in this Section, “Person” shall mean any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, entity, party or government (whether national, federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).
(i)	It is mutually understood and agreed by and between the Reinsurer and the Company that the Reinsurer and the Company shall keep all terms and provisions of this Commutation Agreement confidential and shall not disclose such terms or provisions to any third party, other than their auditors, accountants, actuaries, financial and legal advisors and any officers, directors, shareholders and employees (on a need-to-know basis) of any of the parties hereto and/or their affiliates and subsidiaries, without the prior written consent of the other party, except where otherwise required by operation of law or the requirements of any regulatory authority, or stock exchange or otherwise in connection with a proceeding to enforce the terms of this Commutation Agreement. Notwithstanding the foregoing provisions of this Section 12, the Reinsurer and the Company may disclose this Commutation Agreement and its terms to rating agencies.

(ii)	In the event a party hereto learns that a Person to whom disclosure is not permitted under the Commutation Agreement is seeking disclosure of the Commutation Agreement or any of its terms in any proceeding, or in the event any party hereto receives notice of subpoena, request or order directing the disclosure of this Commutation Agreement, or any portion thereof, such party shall provide notice to the other party promptly and sufficiently in advance of disclosure, to the extent possible, to permit such other party to take steps to prevent the disclosure.

(iii)	If a party hereto is required by a government agency or by court order or subpoena to disclose this Commutation Agreement, it shall notify the other party as soon as possible and provide a copy of the order or subpoena upon receipt thereof, together with proof of the disclosing party’s compliance with the terms of this Section 12.
13.	The Reinsurer and the Company have each entered into this Commutation Agreement freely, without duress, in good faith and at arms’ length based upon its independent assessment of its rights and obligations under the Agreement and this Commutation Agreement, and not based upon any representations made by the other or their respective representatives other than as set forth in this Commutation Agreement. The parties acknowledge and agree that the Commutation Amount constitutes fair consideration for the amounts allegedly owing now or potentially owing in the future by the Reinsurer to the Company, net of any amount allegedly owing now or potentially owing in the future by the Company to the Reinsurer, arising under or relating to the Reinsurance Agreements as respects Surety Business for the Dick Corporation.

14.	Any statements, communications or notices to be provided pursuant to this Commutation Agreement shall be sent to the attention of the person indicated below, until such time as notice of any change of person to be notified or change of address is forwarded to the parties:

(i)	to the Company:
Continental Casualty Company
333 S. Wabash Ave.
Chicago, IL 60604
Attn: Senior Vice President — Reinsurance
(ii)	to the Reinsurer:
Western Surety Company
333 S. Wabash Ave.
Chicago, IL 60604
Attn: Senior Vice President
15.	If any provision of this Commutation Agreement is invalid, unenforceable or illegal under the law of any jurisdiction, such provision shall be deemed severable from the balance of this Commutation Agreement, and the validity and enforceability of the remaining provisions of this Commutation Agreement, and the validity and enforceability of such provision in any other jurisdiction shall not be affected thereby. In the event of such invalidity, unenforceability or illegality, the parties shall negotiate in good faith to amend this Commutation Agreement through the insertion of additional provisions which are valid, enforceable and legal and which reflect, to the extent possible, the economic and other purposes contained in the invalid, unenforceable or illegal provisions.

16.	The Company and the Reinsurer absolutely and unconditionally covenant and agree with each other, and their respective successors and assigns, that after the effective date of this Commutation Agreement, neither party shall hereafter for any reason whatsoever, demand, claim or file suit or initiate arbitration proceedings against the other in respect of any matters under, arising out of or in any way related to the Reinsurance Agreements as respects Surety Business for the Dick Corporation, except for demands, suits or arbitrations with respect to rights, options and/or remedies provided for pursuant to this Commutation Agreement.

17.	The parties have participated jointly in the negotiation and drafting of this Commutation Agreement, consequently, in the event an ambiguity or question of intent or interpretation arises, this Commutation Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Commutation Agreement.

18.	This commutation and release is limited strictly to certain bonds issued for the principal Dick Corporation under the reinsurance agreements listed in paragraph A above and all rights and obligations related to all other Surety business under those reinsurance agreements shall remain unchanged.
IN WITNESS WHEREOF, the authorized representatives of the parties hereto have executed this Commutation Agreement as of the dates indicated below.

CONTINENTAL CASUALTY COMPANY
By:

Printed Name:

Title:

Date:

WESTERN SURETY COMPANY

By:

Printed Name:

Title:

Date: